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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Registration Statement of Pathmark Stores, Inc. and subsidiaries on Form S-4 of our report dated April 1, 2003, appearing in the Annual Report on Form 10-K of Pathmark Stores, Inc. for the year ended February 1, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs describing the Company's reorganization and formal exit from Chapter 11 and the preparation of the Successor Company's financial statements in conformity with AICPA Statement of Position 90-7, Financial Reporting for Entities in Reorganization Under the Bankruptcy Code; a change in method of accounting for goodwill due to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and a change in method of accounting for cash consideration received from vendors to comply with Emerging Issues Task Force Issue No. 02-16, Accounting by a Customer (Including Reseller) for Certain Consideration Received from a Vendor), and to the reference to us under the heading "Experts" in the prospectus which is part of this registration statement.

/s/ Deloitte & Touche LLP
New York, New York

October 17, 2003

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  Exhibit 23.1